Exhibit 10.3

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“Amendment”), is entered into this 6th day of May, 1996, between One Directory Place LLC, a Colorado limited liability company (“Landlord”), and Quebecor Printing Loveland Inc., a Delaware corporation, formerly known as Directory Printing Company (“Tenant”).

RECITALS

A. On July 21, 1995, Landlord and Tenant entered into that certain Lease for the real property described on Exhibit A attached hereto and made a part hereof (the “Demised Premises”), together with all improvements (the “Improvements”) located thereon.

B. The Lease granted to Tenant an option to expand (the “First Expansion”) the size of the Improvements, as set forth in paragraph 1 of Section 8.13A of Addendum No. 2 attached to the Lease.

C. Tenant desires to expand the Improvements by the construction of an addition consisting of approximately 24,950 square feet (the “Additional Improvements”), and this Amendment shall set forth the terms and conditions for the construction and occupancy of the Additional Improvements, and shall supersede and replace in its entirety paragraph 1 of Section 8.13A of Addendum No. 2 to the Lease; provided, however, that nothing contained herein shall amend or otherwise affect Tenant’s rights with respect to the “Second Expansion,” as defined in the Lease.

D. Landlord and Tenant also desire to amend certain other terms and conditions of the Lease, as set forth below.

NOW THEREFORE, in consideration of the covenants and conditions set forth herein, and further good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agreed to amend the Lease as follows:

1. Expansion. Paragraph 1 of Section 8.13A of Addendum No. 2 attached to the Lease is hereby deleted in its entirety and replaced with the following:

(a) The plans and specifications (the “Plans and Specifications”) for the Additional Improvements are attached hereto and made a part hereof as Exhibit B. The Plans and Specifications detail certain work to be completed by Landlord (“Landlord’s Work”) and certain work to be completed by Tenant (“Tenant’s Work”). Promptly following the execution hereof, Landlord shall commence Landlord’s Work and diligently pursue the same to completion. Landlord’s Work shall be completed at the sole cost and expense of Landlord, except for any change orders requested by Tenant as provided below. Landlord shall request its contractor to take all reasonable precautions to avoid any material interference with Tenant’s operations at the Demised Premises.

(b) Upon completion of the construction of Landlord’s Work, Landlord shall assign to Tenant any warranties or guarantees which Landlord received with respect to Landlord’s Work, and Tenant shall look solely to such warranties or guarantees if there are any defects in Landlord’s Work. Upon completion of Tenant’s Work, Tenant shall assign to Landlord all warranties or guarantees which Tenant received with respect to Tenant’s Work. The foregoing assignments shall be partial assignments and shall not preclude Landlord and Tenant from continuing to enforce such warranties or guaranties in their own name with respect to Landlord’s Work and Tenant’s Work, respectively.

(c) Tenant shall be solely responsible for the cost and expense to complete Tenant’s Work, and Tenant shall indemnify and hold Landlord harmless from any and all liabilities, liens, claims, damages or obligations (including reasonable attorneys’ fees) which are incurred by or asserted against Landlord as a result of or in connection with Tenant’s Work. In no event shall any delay in the completion of Tenant’s Work result in a delay in the Expansion Commencement Date, as defined below. Landlord shall indemnify and hold Tenant harmless from any and all liabilities, liens, claims, damages or obligations (including reasonable attorneys’ fees) which are incurred by or asserted against Tenant as a result of or in connection with Landlord’s Work.

(d) The commencement date of this Lease for the Additional Improvements (the “Expansion Commencement Date”) shall be upon the substantial completion of Landlord’s Work. Upon substantial completion of Landlord’s Work, Landlord and Tenant shall jointly prepare a punch list of defective or uncompleted items and Landlord shall diligently pursue completion of the punch list. Landlord shall use all reasonable efforts to substantially complete Landlord’s Work by July 31, 1996; subject to force majeure and delays caused by Tenant; provided, however, that Tenant’s sole remedy for failure to substantially complete Landlord’s Work by July 31, 1996 shall be to extend the Expansion Commencement Date until Landlord’s Work is substantially complete. From and after the Expansion Commencement Date, Tenant shall be obligated to pay Basic Rent for the Additional Improvements in accordance with the schedule set forth below, all references in the Lease to the “Building” shall specifically include the Additional Improvements and Tenant’s use and occupancy of the Additional Improvements shall be on the same terms and conditions as provided for in the Lease. All references in the Lease to the “Improvements” following the Expansion Commencement Date shall be deemed to include the Additional Improvements.

(e) If Tenant desires any changes to Landlord’s Work (a “Change Order”), Tenant shall be solely responsible for any increased costs associated with the Change Order, together with a fee equal to ten percent (10%) of the increased cost (collectively, the “Change Order Cost”) represented by the Change Order. Tenant shall pay

Landlord the Change Order Cost within ten (10) days following written demand therefor and failure to do so shall constitute a monetary default under the Lease. If any Change Order causes a delay in the substantial completion of Landlord’s Work, the Expansion Commencement Date shall occur on the date that Landlord’s Work would have been substantially completed but for the Change Order in question.

(f) The Basic Rent for the Additional Improvements shall be as follows:

	Annual Rent	Monthly Basic Rent
Expansion Commencement Date - July 31, 1996	$124,750.00	$10,395.83
August 1, 1996 - July 31, 1997	127,245.00	10,603.75
August 1, 1997 - July 31, 1998	135,977.50	11,331.46
August 1, 1998 - July 31, 1999	139,969.50	11,664.13
August 1, 1999 - July 31, 2000	139,969.50	11,664.13
August 1, 2000 - July 31, 2001	146,955.50	12,246.29
August 1, 2001 - July 31, 2002	151,446.50	12,620.54
August 1, 2002 - July 31, 2003	155,937.50	12,994.79
August 1, 2003 - July 31, 2004	159,929.50	13,327.46
August 1, 2004 - July 31, 2005	165,418.50	13,784.88
August 1, 2005 - July 31, 2006	170,408.50	14,200.71
August 1, 2006 - July 31, 2007	175,398.50	14,616.54
August 1, 2007 - July 31, 2008	180,638.00	15,053.17
August 1, 2008 - July 31, 2009	186,127.00	15,510.58
August 1, 2009 - July 31, 2010	191,865.50	15,988.79

(g) The Basic Rent for the Additional Improvements shall be the amount set forth in the above table, regardless of the actual gross leasable area of the Additional Improvements.

2. Extension of Early Termination Right. Landlord and Tenant have agreed to extend the timeframe for Tenant’s exercise of its one time right to cancel the Lease set forth in Section 3.2 of the Lease. Accordingly, Section 3.2 is hereby amended as follows:

(a) The first sentence of Section 3.2 of the Lease is deleted and replaced with the following: “Tenant shall have a one time right to cancel this Lease as of the beginning of the twelfth Lease year (the “Termination Date”), by giving Landlord no less than one year’s advance written notice of Tenant’s election to terminate.”

(b) The balance of Section 3.2 is amended to change (i) all references to “years eleven (11) and twelve (12)” to “years twelve (12) and thirteen (13)”, and (ii) all references to “years eleven through fifteen, inclusive” to “years twelve through fifteen, inclusive”.

3. Amendment of Purchase Option. The first sentence of Section 14.22 of Addendum No. 2 of the Lease is hereby amended to change the words “First Expansion” to “Additional Improvements.” The balance of Section 14.22 shall remain unchanged.

4.	Miscellaneous.

(a) The Lease, as expressly modified herein, remains in full force and effect and is hereby ratified and affirmed by the parties hereto.

(b) Capitalized terms not defined herein shall have same meaning as set forth in the Lease.

(c) In the event of any litigation arising out of or in connection with this Amendment, the prevailing party shall be awarded reasonable attorneys fees, costs and expenses.

(d) This Amendment set forth the entire agreement and understanding of the parties with respect to the subject matter hereof and may not be amended or modified as except by instrument duly executed in writing by Landlord and Tenant.

(e) This Amendment shall be governed by and construed in accordance with the laws of the State of Colorado.

(f) Tenant and Guarantor (as defined below) hereby represent that the execution of this Amendment has been duly authorized by all required corporate action.

In Witness Whereof, Landlord and Tenant have executed this Amendment as of the date first set forth above.

One Directory Place LLC,
a Colorado limited liability company

/s/ (illegible) Gardner	By:	/s/ Donald P. Cook
Witness: (illegible) GARDNER		Donald P. Cook, Manager

Address: 7000 E. Belleview Ave., #290
Greenwood Village, CO 80111

Quebecor Printing Loveland Inc.,
a Delaware corporation

/s/ Guy J. Paquette	By:	/s/ Pierre Poirier
Witness: GUY J. PAQUETTE		Pierre Poirier, V.P., Legal Affairs

Address: 612 St-Jacques Street
Montreal (Quebec) CANADA H3C 4M8

CONSENT OF GUARANTOR

Pursuant to Section 14.28 of the Lease, the undersigned, as the Guarantor under that certain Guaranty of Lease dated June 21, 1995, hereby consents to and ratifies the terms and conditions of the above-referenced Amendment, and acknowledge and agrees that the Guaranty remains in full force and effect.

Quebecor Printing Loveland Inc., a Delaware corporation

/s/ Guy J. Paquette	By:	/s/ Pierre Poirier
Witness: GUY J. PAQUETTE		Pierre Poirier, V.P., Legal Affairs

Address: 612 St-Jacques Street
Montreal (Quebec) CANADA H3C 4M8

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